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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Pentair, Inc.

(Name of Registrant as Specified In Its Charter)

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PENTAIR, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2006
To our Shareholders:
     The Annual Meeting of Shareholders of Pentair, Inc. (the “Company”) will be held at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Thursday, May 4, 2006, at 10:00 a.m., for the following purposes:
1.	to elect three directors;

2	to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for 2006;
and to transact such other business as may properly come before the meeting or any adjournment thereof. We are not aware of any items of other business to be presented at the meeting.
     The Board of Directors has fixed the close of business on March 6, 2006 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. The Company’s transfer books will not be closed.

By Order of the Board of Directors Louis L. Ainsworth, Secretary

Golden Valley, Minnesota
March 15, 2006
IMPORTANT: For the Annual Meeting to be legally held, there must be a quorum (majority of the outstanding shares) in attendance at the Annual Meeting. Accordingly, you are urged to vote your proxy promptly by Internet or telephone as described in the voting instructions on the proxy; or date, sign and return the proxy in the enclosed envelope. This will not prevent you from voting in person if you so desire.

TABLE OF CONTENTS FOR PROXY STATEMENT

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2006

PENTAIR, INC.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
March 15, 2006
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pentair, Inc. (“Pentair” or the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 4, 2006, or at any adjournment or adjournments of such meeting. Distribution of this proxy statement and accompanying proxy to shareholders began on or about March 15, 2006.
OUTSTANDING SHARES AND VOTING RIGHTS
     At the close of business on March 6, 2006, the record date, there were 101,620,166 shares of the Company’s Common Stock (“Common Stock”) outstanding. Each share of Common Stock entitles the holder to one vote. There is no cumulative voting for directors.

CORPORATE GOVERNANCE MATTERS
Board Governance
     The Board has adopted and regularly reviews and, if appropriate, revises written charters for its Audit Committee, Compensation Committee, Governance Committee and International Committee, as well as Corporate Governance Principles for the Board in accordance with rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Company and its Board continue to be committed to the highest standards of corporate governance and ethics. The Board also adopted Pentair’s Code of Business Conduct and Ethics and designated it as the code of ethics for the Company’s Chief Executive Officer and senior financial officers in accordance with SEC rules. Copies of all of these documents are available, free of charge, on Pentair’s website at www.pentair.com/corp.html or in print to any shareholder who requests them in writing from our Secretary.
Independent Directors
     The Board has determined that all directors and director nominees other than Randall J. Hogan, the Company’s Chief Executive Officer, and Richard J. Cathcart, the Company’s Vice Chairman, are independent and have no material relationship with the Company, in accordance with the NYSE rules for independence of directors generally and with categorical standards of independence included in the Corporate Governance Principles which are attached as Appendix A. Charles A. Haggerty has been appointed by the Board as its lead director. As lead director, Mr. Haggerty acts as the presiding director for all executive sessions of the independent Board members. The independent directors met in executive session, without management, Mr. Hogan or Mr. Cathcart present, eight times in 2005.
Shareholder Communication with the Board of Directors
     Any shareholder who desires to communicate with the Board, non-management directors as a group or any individual director, including the lead director, may send a letter addressed to the same, c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416. The Secretary has been instructed by the Board to forward such communications directly to the addressee(s).
Committees of the Board
     The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the International Committee. Other than the International Committee, which meets once or twice a year, the committees generally hold meetings when the Board meets and additionally as needed. While management representatives attend each committee meeting, independent directors generally also meet in executive session without management present.
Audit Committee

Role:	The Audit Committee is responsible, among other things, for assisting the Board with oversight of the Company’s accounting and financial reporting processes and audits of its financial statements, including the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of the Company’s external auditor and the performance of the Company’s internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor.

Meetings:	The Audit Committee held ten meetings in 2005.

Members:	The members of the Audit Committee are Ronald L. Merriman (Chair), Glynis A. Bryan, Augusto Meozzi and Karen E. Welke. All members have been determined to be independent under SEC and NYSE rules.

Report:	The Report of the Audit Committee can be found on page 22 of this Proxy Statement.

Charter:	The Audit Committee Charter can be found at: www.pentair.com/audit.html.

Financial Experts:	The Board has unanimously determined that all members of the Audit Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” under SEC regulations.

Compensation Committee

Role:	The Compensation Committee is responsible for setting and administering the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Management Incentive Plan and the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plan. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance.

Meetings:	The Compensation Committee held seven meetings during 2005.

Members:	The members of the Compensation Committee are William T. Monahan (Chair), Barbara B. Grogan, Charles A. Haggerty and David A. Jones. All members have been determined to be independent under NYSE rules. During 2005, the Compensation Committee was comprised of Charles A. Haggerty (Chair), Barbara B. Grogan, Stuart Maitland and William T. Monahan. Mr. Maitland ceased to be a member of the Compensation Committee at the time his term as a director expired. Effective January 1, 2006, William T. Monahan became the Chair of the Compensation Committee.

Report:	The Report of the Compensation Committee can be found on pages 11 to 15 of this Proxy Statement.

Charter:	The Compensation Committee Charter can be found at: www.pentair.com/compensation.html.

Governance Committee

Role:	The Governance Committee is responsible, among other things, for identifying individuals qualified to become directors of the Company and recommending to the Board nominees for election at annual meetings of shareholders; developing and recommending to the Board corporate governance principles applicable to the Company; and monitoring developments in director compensation and recommending to the Board changes in such compensation as appropriate. The Governance Committee also oversees the Company’s public policy issues and compliance with the Company’s Code of Business Conduct and Ethics.

Meetings:	The Governance Committee held six meetings in 2005.

Members:	The members of the Governance Committee are Barbara B. Grogan (Chair), Charles A. Haggerty, David A. Jones and William T. Monahan. All members have been determined to be independent under NYSE rules.

Charter:	The Governance Committee Charter can be found at: www.pentair.com/governance.html.

International Committee

Role:	The International Committee provides review of operations of the Company outside North America, and assists management in formulating growth, development and organizational strategies for the Company’s international business divisions.

Meetings:	The International Committee held one meeting in 2005.

Members:	The members of the International Committee are Augusto Meozzi (Chair), Richard J. Cathcart, Barbara B. Grogan, Charles A. Haggerty, Randall J. Hogan, William T. Monahan and Karen E. Welke.

Charter:	The International Committee Charter can be found at: www.pentair.com/international.html.
Compensation Committee Interlocks and Insider Participation
     During 2005, none of the members of the Compensation Committee were officers or employees of the Company and there were no interlock relationships.

PROPOSAL 1: ELECTION OF DIRECTORS
Information About Directors
Board Composition
     The Company’s By-Laws provide for a Board of 10 members. The Board is divided into three classes with directors serving three-year terms but with the beginning date for each term staggered so that the term of only one class expires in any particular year. Vacancies may be filled by the Board or by election at a special meeting of shareholders. Any director appointed by the remaining directors to fill a vacancy is required to stand for election at the next meeting of shareholders. There were no such appointments in 2005.
Directors’ Attendance
     The Board held eight meetings in 2005. All directors attended at least 75% of the aggregate of all meetings of the Board. All directors attended at least 75% of the aggregate of all committee meetings that such directors were required to attend, with the exception of David A. Jones who attended 60% of the committee meetings that he was required to attend. The Company expects its directors to attend its annual meetings of shareholders. All of the directors attended the annual meeting in April 2005.
Director Qualifications
     The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Governance Committee, which recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. Recognizing that the contribution of the Board will depend not only on the character and capacities of the directors taken individually, but also on their collective strengths, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. In addition, the Committee considers persons who have substantial experience outside the business community, such as in the public, academic or scientific communities.
     In considering possible candidates for appointment or election as a director, the Governance Committee and the Board are also guided by the following principles:
•	each director should be chosen without regard to sex, race, religion or national origin;

•	the Board must maintain at least a majority of independent directors, as required by the Corporate Governance Principles and the rules adopted by the SEC and the NYSE;

•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency and be committed to enhancing long-term shareholder value.

Shareholder Nominees
     The Governance Committee considers nominees for director recommended by shareholders, in addition to identifying candidates through other means. No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with the 2006 Annual Meeting. The Company’s By-Laws require that a shareholder give advance notice and furnish certain additional information in order to submit a nomination for election as a director. Any shareholder desiring to present a candidate for consideration by the Governance Committee should send a letter identifying the name of the candidate and summary of such person’s qualifications, along with such other supporting documentation described in Article 1, Section 10 of the By-Laws, to the Governance Committee addressed c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416 no earlier than January 4, 2007 and no later than January 30, 2007 for consideration at the 2007 Annual Meeting. A copy of the By-Laws has been filed with the SEC and may be found by searching the EDGAR archives at www.sec.gov/edgar/searchedgar/webusers.htm. A copy also may be obtained from the Company free of charge by submitting a written request to the Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416.
Election of Directors
     The Board, upon recommendation of the Governance Committee, has nominated three persons as candidates to be elected as directors at the forthcoming Annual Meeting. Charles A. Haggerty, Randall J. Hogan and David A. Jones, each of whom is an incumbent director, have been nominated for three-year terms, expiring at the 2009 Annual Meeting of Shareholders. Seven directors have terms of office that do not expire at this time and will continue to serve their full terms. Proxies cannot be voted for a greater number of directors than the number nominated in this proxy statement.
Directors Standing For Election
For a Three-Year Term Expiring at the 2009 Annual Meeting of Shareholders
Charles A. Haggerty, director since 1994, age 64
     Mr. Haggerty serves as the Lead Director. He is currently Chief Executive Officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty was Chief Executive Officer and Chairman of the Board of Western Digital Corporation, a maker of hard disc drives, from July 1993 until he retired as Chief Executive Officer in January 2000 and as Chairman in June 2000. Mr. Haggerty is a director of Imation Corp., Beckman Coulter, Inc. and Deluxe Corporation.
Randall J. Hogan, director since 1999, age 50
     Since January 1, 2001, Mr. Hogan has been the Chief Executive Officer of the Company. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was President and Chief Operating Officer of the Company. From March 1998 to December 1999, he was Executive Vice President and President of the Company’s Electrical and Electronic Enclosures Group. From February 1995 to August 1997, he was President of the Carrier Transicold Division of United Technologies Corporation. Mr. Hogan is also a director of Unisys Corporation.
David A. Jones, director since 2003, age 56
     Since 1996, Mr. Jones has been Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to April 1998, he also served Rayovac as President. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones is also a director of Simmons Company.
Directors Continuing In Office
With a Term Expiring at the 2007 Annual Meeting of Shareholders
Glynis A. Bryan, director since 2003, age 47
     Since March 2005, Ms. Bryan has been the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and March 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.

Augusto Meozzi, director since 1999, age 66
     Mr. Meozzi serves as the Chair of the International Committee. Since June 2004, Mr. Meozzi has been President of the European operations of ISOLA Group, a world-wide producer of base materials. From April 2003 to May 2004, Mr. Meozzi was a member of the supervisory board of the ISOLA Group. From October 2002 until April 2003, he was the President and Chief Executive Officer of North American operations and from January 1998 through September 2002, he was the Chief Operating Officer of the ISOLA Group. From November 1992 to December 1997, he was Corporate Executive Vice President of the ISOLA Group.
William T. Monahan, director since 2001, age 58
     Mr. Monahan serves as the Chair of the Compensation Committee. From November 1995 to May 2004, Mr. Monahan was Chairman of the Board of Directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. Mr. Monahan is also a director of Hutchinson Technology, Inc., The Mosaic Company and Novelis Inc.
Karen E. Welke, director since 1995, age 61
     Ms. Welke retired from Minnesota Mining and Manufacturing Company (“3M”), a diversified technology company, effective January 2002, after completing a two-year Loaned Executive commitment to Project Hope, a non-government, non-profit organization dedicated to achieving sustainable advances in health care around the world. From February 1995 to December 1999, Ms. Welke was Group Vice President, Medical Markets Group for 3M. Ms. Welke is also a director of Millipore Corporation.
With a Term Expiring at the 2008 Annual Meeting of Shareholders
Richard J. Cathcart, director since 2005, age 61
     Since February 2005, Mr. Cathcart has served as Vice Chairman of the Company. He served as President and Chief Operating Officer of Pentair’s Water Technologies segment from January 2001 until February 2005. He was Executive Vice President and President of Pentair’s Water Technologies Group from February 1996 through December 2000 and Executive Vice President, Corporate Development from March 1995 through January 1996.
Barbara B. Grogan, director since 1996, age 58
     Ms. Grogan serves as the Chair of the Governance Committee. She was Chairman and President of Western Industrial Contractors, Inc., a company which she founded specializing in machinery erection and installation, from 1982 to 2004. Ms. Grogan was Chairman of the Board of Directors of the Federal Reserve Bank of Kansas City, Denver Branch, from 1989 to 1994, and currently is a director of the Committee for Economic Development, New York City and Volunteers of America, Colorado.
Ronald L. Merriman, director since 2004, age 61
     Mr. Merriman serves as the Chair of the Audit Committee. He is a Managing Director of Merriman Partners, providing management consulting services to professional service firms. He served as Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000 and Executive Vice President of Ambassador Performance Group, Inc., a publicly-traded travel services business, from 1997 to 1999. From 1967 to 1997, Mr. Merriman was employed by KPMG, a global accounting and consulting firm, where he ultimately served as a Vice Chair and member of the Executive Management Committee. He is also a director of Realty Income Corporation and Haemonetics Corporation.
The Board of Directors unanimously recommends a vote “FOR” each director nominee.

DIRECTORS’ COMPENSATION
     It is the Company’s philosophy that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value. Company employees, such as Mr. Hogan and Mr. Cathcart, are not and will not be separately compensated for service as a member of the Board. The Governance Committee of the Board has engaged an independent consultant to advise it on the compensation program for Board members. In 2005, non-employee directors were compensated as set forth below.
Annual Retainers
     Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$40,000
Lead Director Supplemental Retainer	20,000
Audit Committee Retainer	9,000
Other Committee Retainer (per committee)	4,000
Audit Committee Chair Supplemental Retainer	20,000
Compensation Committee Chair Supplemental Retainer	5,000
Attendance Fees
     For Board meetings, each director was paid $2,000 for personal attendance and $500 for attendance by telephone (or video conference). For committee meetings, directors were paid $1,500 for personal attendance ($2,000 for committee Chairs), and $500 for attendance by telephone (or video conference) for meetings lasting less than two hours. The directors were paid $2,500 ($3,000 for committee Chairs) for personal attendance and $1,000 for attendance by telephone (or video conference) for committee meetings lasting longer than two hours.
Deferred Compensation
     Under the current Compensation Plan for Non-Employee Directors, non-employee directors of the Company may elect to defer payment of all or a portion of their annual retainer and meeting fees in the form of share units. The value of a share unit is equal to the market value of a share of Common Stock. Share units carry no voting or investment power. The Company currently matches 15% of the amount of the annual retainer deferred in the form of share units. Currently, a portion of directors’ fees also may be paid in the form of share units under the equity compensation provisions of the plan; however, no such equity compensation was paid to any director in 2005.
Stock Option Plan
     The Outside Directors Nonqualified Stock Option Plan (the “Stock Option Plan”) provides for the automatic grant of options to purchase 10,000 shares of Common Stock to directors who are not employees of the Company. The Stock Option Plan offers alternative forms of payment of the exercise price including tendering Common Stock. No option granted under the Plan may extend for a period of more than 10 years from the date of the grant and no option exercise price may be less than the current market price of Common Stock on the date of award of such option. One-third of the options granted to each recipient become exercisable on each of the first three anniversaries of the date of grant. If a director exercises the stock option during the first five years of the option term by tendering Common Stock, the Company can grant to the director an option (“Reload Option”) to purchase a number of shares of Common Stock equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered.
     In 2005, each non-employee director, including Stuart Maitland who ceased to be a director in April 2005, received an option to purchase 10,000 shares. Nine directors were granted options on February 23, 2005, at an exercise price of $40.42. Each option expires 10 years after the date it was issued. In addition, the following directors were granted Reload Options in 2005: Charles A. Haggerty, options to purchase 7,084 shares; and Augusto Meozzi, options to purchase 2,871 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP
     The following table contains information concerning the beneficial ownership of Common Stock as of March 6, 2006, by each director, by each executive officer listed in the Summary Compensation Table, by all directors and executive officers as a group and, as of December 31, 2005, by each person known to the Company to “beneficially own” more than 5% of its Common Stock.

			Right to Acquire
	Common	Share	within	Restricted	ESOP		Percent of
Name of Beneficial Owner	Stock(a)	Units(b)	60 days(c)	Stock(d)	Stock(e)	Total	Class(f)
Louis L. Ainsworth	92,982	0	225,586	35,223	1,544	355,335

Glynis A. Bryan	0	2,353	16,665	0	0	19,018

Richard J. Cathcart	86,538	0	201,099	55,774	3,888	347,300

Barbara B. Grogan	9,097	39,651	51,599	0	0	100,347

Charles A. Haggerty	70,347	55,851	28,078	0	0	154,276

David D. Harrison	106,922	0	217,787	63,457	788	388,955

Randall J. Hogan	237,564	0	1,249,541	253,864	938	1,741,907	1.7%

David A. Jones	0	5,301	16,665	0	0	21,966

Augusto Meozzi	10,291	28,532	32,488	0	0	71,311

Ronald L. Merriman	0	531	9,999	0	0	10,530

William T. Monahan	6,000	18,627	39,999	0	0	64,626

Michael V. Schrock	17,987	0	214,696	113,061	938	346,682

Karen E. Welke	19,201	30,006	51,599	0	0	100,807

Directors and executive officers as a group (18 persons)	752,609	180,856	2,609,963	634,304	24,035	4,201,678	4.0%

FMR Corp.(g) 82 Devonshire Street Boston, MA 02109	1,694,325						1.7%

(a)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses has been disclaimed in some instances. Amounts listed do not include 943,140 shares held by the Pentair, Inc. Master Trust for various pension plans of the Company and its subsidiaries. The Trust Investment Committee of such Master Trust includes Randall J. Hogan, David D. Harrison, Frederick S. Koury and Michael G. Meyer. Although these individuals could be deemed under applicable SEC rules to “beneficially own” all of the shares held by these Plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.

(b)	Represents share units paid under the Compensation Plan for Non-Employee Directors as to which the beneficial owner has no voting or investment power.

(c)	Represents stock options exercisable within 60 days from March 6, 2006.

(d)	Restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.

(e)	Represents shares owned as a participant in the Pentair Employee Stock Ownership Plan (“Pentair ESOP”). As of March 6, 2006, Fidelity Management Trust Company (“Fidelity”), the Trustee of the Pentair ESOP, held 3,462,353 shares of Common Stock (3.41%). Fidelity disclaims beneficial ownership of all shares. The Pentair ESOP participants have the right to direct the Trustee to vote their shares although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(f)	Less than 1% unless otherwise indicated.

(g)	Information derived from a Schedule 13G filed with the SEC on February 14, 2006. As of December 31, 2005, FMR Corp. and related persons, including Edward C. Johnson III, and its wholly-owned subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisors, Inc., collectively had sole voting power over 95,185 shares and sole dispositive power over 1,694,325 shares.

COMPARATIVE STOCK PERFORMANCE GRAPH
     The following graph sets forth the cumulative total shareholder return on the Common Stock for the last five fiscal years, assuming the investment of $100 on December 31, 2000 and the reinvestment of all dividends since that date to December 31, 2005. The graph also contains for comparison purposes the S&P 500 Index and the S&P MidCap 400 Index, assuming the same investment level and reinvestment of dividends.
     By virtue of its market capitalization, Pentair is a component of the S&P MidCap 400 Index. On the basis of the Company’s size and diversification of businesses, a readily identifiable peer group has not been found. The Company believes the S&P MidCap 400 Index is an appropriate comparison. The Company has evaluated other published indices, but has determined that the results are skewed by significantly larger companies included in the indices. The Company believes such a comparison would not be meaningful.
Comparison of Five-Year Cumulative Return
Fiscal Year Ended December 31

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
PENTAIR INC	100	154.35	148.89	201.10	388.99	312.44
S&P500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P MIDCAP400 INDEX	100	99.40	84.97	115.24	134.23	151.08

REPORT OF THE COMPENSATION COMMITTEE
Executive Compensation
Committee Role
     The Compensation Committee (the “Committee”) is responsible for setting and administering the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Management Incentive Plan and the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plan, including the approval of all bonuses and awards under those plans, based upon analysis provided by the outside consultant retained by the Committee. The Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. Reports of the Committee’s actions and recommendations are reviewed with the full Board. The Committee is composed entirely of independent, non-employee directors. The Committee’s Charter can be found at www.pentair.com/compensation.html.
     The purpose of this report is to summarize the philosophical principles, specific program elements and other factors considered by the Committee in making decisions about executive compensation.
Pentair’s Compensation Philosophy
     The principles guiding the executive compensation program are designed to ensure an appropriate linkage between executive compensation and creation of shareholder value and provide a framework for making pay decisions. The specific objectives include:
•	to motivate and reward executives for the achievement of financial and strategic objectives at a superior level and the creation of long-term shareholder value;

•	to encourage innovation and growth;

•	to recognize outstanding performance;

•	to attract and retain top-quality executives and key employees by providing competitive compensation opportunities;

•	to encourage employee stock ownership; and thereby

•	to align management and shareholder interests to foster a shared sense of direction, ownership and commitment.
Comparative Framework
     The Committee has established external competitive benchmarks that it believes support the guiding principles outlined above for each element of compensation. For 2005, the market for assessing compensation was defined as general manufacturing companies with revenue comparable to the Company (revenues of approximately $1 billion — $5 billion) and a group of specific comparator companies (the “Comparator Group”). These companies were identified by the Committee based upon the analysis and recommendations of its independent outside consultants and include business competitors of the Company or its business divisions, similarly structured broadly diversified organizations, and competitors for executive talent.
     In making its recommendations to the Board concerning executive officer compensation, the Committee annually reviews and evaluates the Company’s performance and the compensation and equity ownership of its executive officers. In conducting the review for 2005, the Committee considered comparative data prepared by Buck Consultants, the Committee’s outside consultant for executive compensation.
     Comparative data was obtained from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. The comparative data was used to determine appropriate compensation levels relative to the Company’s target pay position objectives.

     The Committee’s target pay objectives were as follows:
•	Base salary — focusing on the market value of each job, the Committee’s goal is to target the 50th percentile of the Comparator Group for executives’ base salary ranges.

•	Annual incentives — reinforcing the need to successfully achieve annual business success, bonus opportunities under the Management Incentive Plan (“MIP”) or the Executive Officer Performance Plan (“EOPP”) are intended to provide competitive total cash compensation (base salary plus annual incentives) based on the achievement of performance goals at the Company or business division level. If the Company attains its targeted performance goals, total cash compensation levels will be approximately halfway between the 50th and 75th percentiles of the Comparator Group. If the Company attains superior performance levels, total cash compensation will exceed the 75th percentile of the Comparator Group.

•	Long-term incentives — emphasizing compensation that is tied to building and sustaining the Company’s value through stock performance over time, opportunities provided under the long-term incentive program are targeted to fall between the 50th and 75th percentiles of ongoing long-term incentive values of the Comparator Group. If the Company builds and sustains long-term shareholder value through superior performance, ongoing long-term incentive values will exceed the 75th percentile of the Comparator Group.

•	Employee and executive benefits — levels will reflect competitive market levels at the 50th percentile of the Comparator Group.
Program Elements
•	Base salaries — the Committee developed base salary ranges specific to each executive based on the market value of the position. Based on various factors, including individual performance, experience and level of responsibility, the executive’s salary is established within a range of 20% of the midpoint. The Committee reviews and approves all base salary increases for officers in December of each year and for non-officer executives in February of each year.

•	Annual incentive compensation plans — executives and other managers were eligible for annual performance-based cash awards under the Company’s MIP or EOPP. Participants were eligible for cash bonuses depending on position and level or scope of responsibility in the organization. The Committee has the sole discretion to determine in which plan eligible employees will participate. No employee may participate in both the MIP and the EOPP for the same performance period.
In making changes to the compensation programs of Pentair, the Committee considers external market, industry and peer company practices, as well as Pentair’s human resource and compensation philosophies and practices. On an annual basis, each element of the executive compensation program is reviewed by the Committee for continuing appropriateness and reasonableness. The Committee reviews and approves performance measures and targets for the Company’s short- and long-term incentive programs in February of each year.
Actual awards are paid in cash following the final audit of the year’s performance and approval by the Committee. Executive awards are calculated individually by comparing actual performance against pre-established goals and weighting each goal in accordance with the MIP or EOPP. The plans are designed to be self-funded through performance improvements, and awards generally are not paid to business divisions that are not profitable. Participants can elect to defer all or a part of their payout. The Committee has the discretion to increase or decrease MIP awards in order to better accomplish the objectives of the MIP. The Committee also has the discretion to decrease but not increase EOPP awards.
•	MIP — MIP awards for 2005 were based on actual performance against four performance measures: revenue growth, free cash flow, return on invested capital (“ROIC”) and individual goals tied to strategy deployment initiatives. The weighting of the four measures was established to reinforce corporate goals, strategies, line-of-sight responsibilities and the performance expectations of each unit. The target performance goals represent “aggressive” performance targets that are reviewed and approved by the Committee at the start of each plan year. Minimum performance targets for each performance measure (other than individual goals) are established at levels greater than or equal to the previous year’s actual result.

•	EOPP — EOPP awards were based on four quantitative performance measures: revenue growth, free cash flow, ROIC, and earnings before interest, depreciation and amortization (“EBITDA”). Minimum performance targets for each performance measure are established at levels greater than or equal to the previous year’s actual result. The Committee also looks at strategy deployment metrics as one of the factors in determining whether the EOPP bonus should be reduced to reflect strategy deployment performance. All officers participated in the EOPP in 2005.
•	Long-term incentives — to encourage ownership in the Company and to align executives’ interests with those of shareholders, the Company provides equity grants under the Omnibus Stock Incentive Plan. Specifically, long-term incentive compensation is awarded in the form of stock options and restricted stock.
On an annual basis, individual grant levels are established based on market values of the Comparator Group. For 2005, the target grant approximated halfway between the market 50th and 75th percentiles. The Committee determines the actual grant (within 20% of target range) for the Chief Executive Officer (“CEO”), and approves grant levels for other executives. All stock incentive grants are reviewed and approved for officers in December of each year and for non-officer executives in February of each year. New hire stock grants are approved, as needed, throughout the year.
Actual awards are allocated between stock options and restricted stock. Approximately two-thirds of the total award value for 2005 was targeted to be delivered in the form of stock options, with the number of options determined using the Black-Scholes valuation method. Options vest over three years, in equal annual installments, and expire ten years from the date of grant. The remaining portion of the total award value is targeted to be delivered in the form of restricted stock, with the number of shares based on the fair market value of the stock. The restricted shares vest in one-half increments, on the third and fourth anniversaries of the date of grant.
Stock Ownership Guidelines
     The Committee and the Board have established stock ownership guidelines for executive officers and other key employees to motivate them to become significant shareholders and to further encourage long-term performance and Company growth. The Committee determined that, over a period of no less than five years from appointment, key employees should accumulate and hold Common Stock equal to a multiple of base salary as follows:

Stock Ownership Guidelines
Executive Level	(as a multiple of salary)
Chief Executive Officer	At least 3x base salary
Senior Corporate Officers	2-3x base salary
Corporate Officers and Subsidiary Presidents	1-2x base salary
     The Committee and the Board have determined that, beginning in 2006, key employees should accumulate and hold over a period of no less than five years from appointment Common Stock equal to a multiple of base salary as follows:

Stock Ownership Guidelines
Executive Level	(as a multiple of salary)
Chief Executive Officer	At least 5x base salary
Senior Corporate Officers	3x base salary
Corporate Officers and Subsidiary Presidents	2-2.5x base salary
     The Committee considers making incentive grants of restricted stock based on the increase in ownership during the preceding year. These grants (made under the current Omnibus Stock Incentive Plan) vest in one-half increments on the third and fourth anniversaries of the grant. The size of the grant is equal to 10% of the increase in Common Stock owned by the individual during the year if the annual ownership target is met, but limited to 10% of the annual ownership target if the targeted ownership level had already been achieved. For 2005, restricted share awards of 5,571 shares of Common Stock were granted under these guidelines to nine key employees.
Compensation of the Chief Executive Officer
     The base salary, annual bonus and long-term equity incentives paid to Mr. Hogan in 2005 were determined in accordance with the guidelines described above, and his compensation was comprised of the same elements as for all executive officers. The Board has a formal rating process for evaluating the performance of the CEO. The rating process included a self-evaluation rating by the CEO, along with an evaluation and rating (with commentary) from all directors. The Chairman of the Committee provided a consolidated rating report and chaired a discussion with the Board members without the CEO present. From that discussion, the performance rating was finalized and the Committee Chair and the Lead Director reviewed the final rating results and commentary with the CEO. The performance rating is then taken into account in the Board’s adoption of goals and objectives for the CEO for the following year.
Base Salary
     Mr. Hogan’s base salary for 2005 was $900,000 and was determined in accordance with the Committee’s guideline of establishing the CEO’s base salary at approximately the 50th percentile for companies of a comparable size as projected based on 2004 performance. This resulted in a 9.8% increase in Mr. Hogan’s base salary over 2004.
Bonus
     Mr. Hogan’s bonus was determined under the EOPP. EOPP awards are determined based on a participant’s bonus opportunity and a corporate performance factor. Under the EOPP, the individual bonus awarded to the Company’s CEO cannot exceed $3,500,000. In administering the EOPP and in establishing bonus awards thereunder, the Committee does not have the discretion to pay participants more than the bonus amount indicated by the pre-established goals. The Committee has the discretion and flexibility, however, based on its business judgment, to reduce this amount, taking into consideration a number of factors including performance against strategy deployment initiatives. For 2005, in determining whether or not to reduce the award, the Committee considered the Company’s performance against its peers for the year and the prior three-year period as well as its performance relative to the achievement of its strategic objectives.
     For 2005, the EOPP measured performance based on four quantitative measures: revenue growth, free cash flow, ROIC and EBITDA. The Committee assigned to each performance measure a weighting to reinforce corporate goals, strategies and opportunities. In accordance with the terms of the EOPP, Mr. Hogan earned with respect to 2005 a bonus equal to $1,289,925, which was paid in cash in 2006 following final calculation of the amount and approval by the Committee and the Board.
Long-Term Equity Incentives
     The Committee computed Mr. Hogan’s grants in 2005 under the Omnibus Stock Incentive Plan based on the average of the 50th and 75th percentile of comparable grant practices at comparable companies. The award was a combination of 50,000 restricted shares and 275,000 stock options.
Compensation Committee Process
     The Committee meets approximately eight times each year to discuss, review and approve various matters relating to the administration of the Company’s executive compensation and all employee benefit plans. The basic annual agenda for Committee meetings is established at the beginning of the year. Each regular meeting is scheduled for approximately two hours and requires the preparation and distribution of written materials to Committee members one week prior to the scheduled meeting. The Committee’s compensation consultant reviews all committee meeting materials and attends all meetings at the request of the Committee. At the close of each Committee meeting, the Committee conducts an executive session without management present.
     In making changes to the compensation programs of Pentair, the Committee considers external market, industry and peer company practices, as well as Pentair’s human resource and compensation philosophies and practices. On an annual basis, each element of the executive compensation program is reviewed by the Committee for continuing appropriateness and reasonableness. Performance measures and targets for the Company’s short- and long-term incentive programs are reviewed and approved in February each year. When reviewing awards, the Committee considers the Company’s performance against its peers for the year and the prior three-year period as well as its performance relative to the achievement of its strategic objectives. All base salary increases and stock incentive grants are reviewed and approved for officers and non-officer executives in December and February, respectively. New hire stock grants are approved, as needed, throughout the year.
Changes in Compensation
     For 2005 compensation, the Committee revised the Comparator Group in response to the Company’s transformation in 2004 resulting from the acquisition of WICOR Industries and the divestiture of its Tools segment. Companies chosen at that time as peer companies were targeted to be similar to Pentair in size (having annual revenues between $1 billion and $5 billion), publicly traded, headquartered in the U.S., and engaged in one or more manufacturing sectors. For 2006, the Comparator Group remains the same.
     On February 20, 2006, the Committee established the performance goals for 2006 pursuant to the EOPP. For 2006, all executive officers are participants in the EOPP. Performance against 2005 goals was certified by the Committee on February 20, 2006. The EOPP goals for 2006 were ratified by the Board of Directors on February 21, 2006. Each of the executive officers may earn cash bonuses based on their bonus opportunity percentage and the Company’s performance. Total company and business segment performance goals for 2006 were set for revenue growth, free cash flow, ROIC and EBITDA.
     For 2006, the Committee requested a comprehensive review of all aspects of the Company’s short- and long-term incentive compensation programs. Pursuant to this review, the Committee’s outside consultant for executive compensation, in conjunction with the Company’s management, has redesigned the Company’s incentive plans to be more closely aligned with current market practices. Overall, equity incentive awards will be reduced for 2006, with substantial reductions in the level of equity award grants at the lowest executive levels. The redesign also resulted in a change in the mix of restricted shares and stock options being granted to executives, with the number of shares of restricted stock to be granted to executives as a group in 2006 exceeding the number of such shares granted to executives in 2005 and the number of stock options to be granted to executives as a group in 2006 being less than the number of stock options granted to executives in 2005. In addition, the Company will no longer grant Reload Options. The redesign of these programs will be implemented commencing with awards granted to executives in March 2006.
Deferred Compensation
     The Company sponsors a non-qualified deferred compensation program, called the Sidekick Plan, for executives earning greater than $90,000 per year. This plan permits executives to defer up to 25% of their base salary and 100% of their short-term incentive bonus. The Company provides a match only on that portion of the executive’s income that would otherwise be matched under the Company 401(k) plan, absent the compensation limit imposed by Internal Revenue Code Section 401(a)(17). Executives are permitted to self-direct their deferrals into a number of mutual fund investment choices, similar to the Company’s 401(k) investment elections. Elections to defer income under this plan must be made prior to January 1 of the year in which the deferrals will take place. Distribution elections take place initially at the time of the executive’s deferral election. It should be noted that all amounts deferred by any participating executive under the Sidekick Plan consist solely of such executive’s base salary or bonus amount. Such deferred amounts bear no interest and the Company provides no monetary incentive to executives to participate in the Sidekick Plan other than the match described above.
Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the four other most highly compensated officers. Performance-based compensation that has been approved by shareholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of “outside directors” (as defined under Section 162(m)). All members of the Committee qualify as “outside directors.”
     The Company’s policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive and motivational performance-based compensation.
Compensation Committee
William T. Monahan, Chair
Barbara B. Grogan
Charles A. Haggerty
David A. Jones

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other	Restricted			All Other
				Annual	Stock	Securities	LTIP	Compen-
Name and		Salary	Bonus(a)	Compen-	Awards(c)	Underlying	Payouts	sation
Principal Position	Year	($)	($)	sation(b)	($)	Options(d)	($)	($)(e)
Randall J. Hogan	2005	900,000	1,289,925	—	2,105,503	275,000	247,393	30,070
Chairman and	2004	820,000	2,113,552	—	2,183,867	383,687	217,073	37,050
Chief Executive Officer	2003	755,000	1,119,023	—	1,034,309	238,200	199,295	32,550

Richard J. Cathcart	2005	472,517	447,945	—	550,943	103,942	98,422	15,897
Vice Chairman	2004	420,000	640,379	—	472,465	168,543	106,697	29,044
	2003	388,000	375,000	—	244,580	100,162	102,486	22,065

David D. Harrison	2005	431,600	329,915	—	550,701	114,076	108,579	31,926
Executive Vice President,	2004	415,000	570,487	—	586,918	239,720	104,717	39,029
Chief Financial Officer	2003	390,000	302,047	—	400,696	88,000	96,267	36,211

Michael V. Schrock	2005	395,900	412,342	—	3,089,778	122,390	132,940	27,360
President and Chief	2004	370,000	506,291	—	457,600	126,704	64,694	39,344
Operating Officer of	2003	350,000	341,582	—	259,327	64,000	60,936	29,974
Filtration and Technical Products

Louis L. Ainsworth	2005	353,100	234,211	—	321,717	71,630	69,856	30,208
Senior Vice President and	2004	330,000	369,948	—	332,381	89,750	63,679	32,401
General Counsel; Secretary	2003	315,000	179,191	—	181,896	47,254	59,181	27,652

(a)	Represents cash bonuses accrued by the Company for the year even if paid after December 31.

(b)	Other annual compensation includes perquisites and other personal benefits, securities or property. Disclosure is required only if the amount exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. Information has been included only for those named executive officers who have met the reporting threshold.

(c)	The restricted stock awards reflected in the table were made pursuant to the Company’s executive compensation programs. Restricted stock awards are subject to vesting as determined by the Compensation Committee. The value of restricted stock awards reflected in the table is based on the closing market price of the Common Stock on the date of grant. As of December 31, 2005, the following restricted stock awards (not yet earned) were held by each of the named executives (based on the December 31, 2005 closing price of $34.52: Hogan 212,599 shares or $7,338,917; Cathcart 50,685 shares or $1,749,646; Harrison 63,425 shares or $2,189,431; Schrock 115,061 shares or $3,971,906; Ainsworth 33,309 shares or $1,149,827.

(d)	Option grants in 2005 included options for an aggregate of 162,038 shares granted to Cathcart, Harrison, Schrock and Ainsworth as “Reload Options.” See footnote (a) to Option Grants in 2005 table below. Option grants shown for 2003 and 2004 have been adjusted to reflect the Company’s 2-for-1 stock split in 2004.

(e)	Includes Company contributions under the Company’s non-qualified deferred compensation program, Retirement Savings and Stock Incentive Plan, the Employee Stock Purchase and Bonus Plan and life insurance premiums paid by the Company on behalf of the named executive officer.
Stock Options
     The following tables summarize option grants to and exercises by the Chief Executive Officer and the executive officers named in the Summary Compensation Table above during 2005, and the values of the options held by such persons at the end of 2005. Option grants shown in the table below include both incentive stock options and non-qualified stock options.
Option Grants in 2005

					Potential Realizable
					Value at Assumed
		% of Total Options			Annual Rates of Stock
	Number of Securities	Granted to			Price Appreciation
	Underlying Options	Employees in Fiscal	Exercise	Expiration	for Option Term
Name	Granted(a)	2005	Price	Date	5%	10%
Randall J. Hogan	275,000	16.43%	$40.95	01/06/2015	$7,082,140	$17,947,532

Richard J. Cathcart	70,000	4.18%	$40.95	01/06/2015	$1,802,726	$4,568,463
	9,595	0.57%	$42.87	01/02/2012	$167,456	$390,243
	8,693	0.52%	$42.87	01/02/2013	$177,933	$426,180
	15,654	0.94%	$42.87	01/02/2014	$369,989	$911,301

	103,942	6.21%			$2,518,104	$6,296,187

David D. Harrison	70,000	4.18%	$40.95	01/06/2015	$1,802,726	$4,568,463
	8,485	0.51%	$41.44	01/02/2012	$143,144	$333,586
	8,244	0.49%	$41.44	01/02/2013	$163,114	$390,686
	2,098	0.13%	$39.99	01/02/2012	$34,155	$79,596
	4,271	0.26%	$39.99	01/02/2013	$81,548	$195,322
	20,978	1.25%	$39.99	01/02/2014	$462,515	$1,139,196

	114,076	6.81%			$2,687,203	$6,706,849

Michael V. Schrock	60,000	3.58%	$40.95	01/06/2015	$1,545,194	$3,915,825
	6,662	0.40%	$41.43	10/22/2011	$112,362	$261,852
	29,786	1.78%	$41.43	01/02/2012	$502,376	$1,170,749
	17,991	1.07%	$41.43	01/02/2013	$355,880	$852,394
	7,951	0.47%	$41.43	01/02/2014	$181,613	$447,321

	122,390	7.31%			$2,697,425	$6,648,142

Louis L. Ainsworth	50,000	2.99%	$40.95	01/06/2015	$1,287,662	$3,263,188
	5,476	0.33%	$41.44	01/02/2011	$77,176	$175,087
	1,775	0.11%	$44.82	01/02/2011	$27,056	$61,382
	4,674	0.28%	$35.45	01/02/2011	$45,778	$101,157
	9,705	0.58%	$37.40	01/02/2012	$123,443	$280,051

	71,630	4.28%			$1,561,116	$3,880,865

(a)	Generally one-third of each grant becomes exercisable on each of the first three anniversaries of the date of grant. The exercise price for the options granted is the closing market price of the Common Stock as of the date of grant. Stock options can be granted for terms up to 10 years. If the employee exercises the stock option during the first five years of the option term by tendering Company common shares owned by that employee, the Committee can grant to the employee an option (“Reload Option”) to purchase common shares equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered. Each grant in the table above other than those having an exercise price of $40.95 and an expiration date of January 6, 2015 is a Reload Option. No options granted after December 31, 2005 have a reload feature.
Aggregate Option Exercises in 2005 and Value at End of 2005

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			End of 2005	End of 2005
	Shares Acquired	Value	Exercisable (E)	Exercisable (E)
Name	on Exercise	Realized	Unexercisable (U)	Unexercisable (U)
Randall J. Hogan	0	—	E 978,475	E $	15,733,660
			U 554,400	U $	3,681,770

Richard J. Cathcart	118,288	$2,668,053	E 150,647	E $	749,082
			U 150,002	U $	1,046,640

David D. Harrison	96,988	$2,044,469	E 173,796	E $	278,608
			U 172,668	U $	1,353,752

Michael V. Schrock	141,732	$3,286,994	E 144,028	E $	708,949
			U 140,002	U $	1,046,640

Louis L. Ainsworth	61,524	$1,569,847	E 183,620	E $	2,225,009
			U 112,002	U $	804,660
Retirement Benefit Plans
     The Company maintains a tax-qualified defined benefit pension plan covering certain non-bargaining, salaried U.S. employees and an excess benefit plan covering certain highly-paid employees. Benefits under each plan are based on a participant’s high five-year average eligible earnings, which generally include salary and bonus.
     The Company maintains an unfunded, nonqualified Supplemental Executive Retirement Plan (“SERP”) for corporate officers and subsidiary presidents (including all executive officers). The annual retirement benefit, expressed as a lump sum, is equal to the product of 15 percentage points for each year of service times the high five-year average eligible earnings with no reductions for Social Security or qualified pension benefits. SERP benefits are payable as early as the attainment of age 55 and completion of five years of service under the most recent plan and, are converted into and received in the form of a term certain or joint and survivor annuity.
     Each of these officers is eligible to participate in a nonqualified deferred compensation plan (the Sidekick Plan). The plan permits participants to elect to defer up to 25% of base salary and 100% of the MIP and EOPP bonus, and self-direct the investments into a variety of mutual funds. Participants receive a company-provided match of deferrals up to the maximum match that would have been available under the qualified 401(k) plan had the original match not been limited due to compensation and non-discrimination testing limits.
     The following estimated annual amounts are payable from the qualified pension (as a life annuity), excess plan and SERP (as a fifteen year term annuity) upon retirement to the named executive officers, assuming retirement at age 65 and each final salary is the same as that at January 1, 2006: Hogan ($1,189,712); Cathcart ($423,392); Harrison ($324,589); Schrock ($347,775); Ainsworth ($241,217).

Employment Agreements and Change in Control Arrangements
     The Company has an Employment Agreement with Richard J. Cathcart, the Company’s Vice Chairman. The Employment Agreement provides that if Mr. Cathcart’s employment is terminated at any time prior to his normal retirement date (as determined under the primary defined benefit pension plan applicable to Mr. Cathcart), unless terminated “For Cause” as defined in the agreement, then Mr. Cathcart is entitled to receive certain severance benefits. Prior to reaching age 62, he is entitled to a payment of three times his annual cash compensation, at age 62 he is entitled to an amount equal to his annual cash compensation and from age 63 on there is no cash payment amount. The amount of this payment is subject to reduction if the average performance of the Water Technologies segment (or any other segment for which Mr. Cathcart has responsibility during the applicable period) for the three fiscal years preceding termination does not meet the specified criteria. Mr. Cathcart is also entitled to receive outplacement services, medical benefits, full vesting in the accrued benefit under the SERP plus any additional benefits he would have received if employment had continued until age 62. In addition, the agreement provides for the vesting of restricted stock awards and stock options, as well as a formula for calculating payment of outstanding performance-based awards. The Employment Agreement also contains a covenant against competition by Mr. Cathcart.
     The Company and Michael Schrock, President and Chief Operating Officer of Filtration and Technical Products, have entered into a Confidentiality and Non-Competition Agreement which requires Mr. Schrock to devote his full-time and energy to furthering the Company’s business and which prohibits Mr. Schrock, during or after his term of employment, from disclosing or using for his own benefit or the benefit of another confidential information that he may learn or acquire during his employment with the Company. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock.
     The Company’s key corporate executives and business division leaders (including all executive officers) have entered into agreements with the Company that provide for contingent benefits in the event of a change in control of the Company (except in certain limited circumstances). Such benefits include:
a.	upon any change in control, bonus awards for the year in question to be made under the MIP or EOPP;

b.	upon any change in control, immediate vesting of all unvested stock options and termination of all restrictions on shares issued under the Omnibus Stock Incentive Plan, without regard to the plan’s forfeiture provisions;

c.	upon any change in control, reimbursement of any excise taxes triggered by payments to the executive;

d.	upon termination after a change in control, the cost of an executive search agency;

e.	upon termination after a change in control, short-term replacement coverage for Company-provided group medical, dental and life insurance policies;

f.	upon any change in control, amount of non-vested benefits under any of the Company’s tax-qualified deferred compensation plans;

g.	upon any change in control, the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and

h.	severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer), 250% (for the Company’s other executive officers and business division presidents) or 200% (for all other applicable executives) of annual compensation for terminated employees; guaranteed salary, benefit and bonus levels for continuing employees for up to a three-year period. Such severance is payable upon a change of control in the case of the Chief Executive Officer and upon termination after a change in control in the case of any other participant.
Each of these agreements also requires the executive to devote his or her best efforts to the Company or its successor during the three-year period, to maintain the confidentiality of Company information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with the Company or its successor.

     The MIP and the EOPP also contain provisions that apply in the event of a change in control. For the year in which a change in control occurs, awards for such year are determined by using the participants’ annual base salary as in effect immediately before the change in control and by assuming the performance goals for that year have been attained. Outstanding awards must be paid to the participant within 10 days of the change in control. In addition, certain requirements are modified or eliminated, including the requirement that a participant remain employed through the end of the applicable incentive period, completion of an annual audit, review and approval by the Compensation Committee and the minimum operating income requirement. The EOPP also includes a provision that eliminates the Compensation Committee’s discretion to reduce awards.
     In addition, the Omnibus Stock Incentive Plan permits the Compensation Committee, upon a change in control of the Company, to cancel all outstanding options granted under the plan, whether or not exercisable, and authorize payment of the “spread” between the exercise price of the options and the then current market value of the underlying stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The following table summarizes, as of December 31, 2005, information about compensation plans under which equity securities of Pentair are authorized for issuance:
Equity Compensation Plan Information

			Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,824,382 (1)	$27.309	9,767,068 (2)
Equity compensation plans not approved by security holders	48,000 (3)	$11.375	—

Total	5,872,382	$27.179	9,767,068

(1)	Represents options to purchase shares of Common Stock granted under the Omnibus Stock Incentive Plan and the Outside Directors Nonqualified Stock Option Plan.

(2)	Represents securities remaining available for issuance under the Omnibus Stock Incentive Plan and Outside Directors Nonqualified Stock Option Plan. No more than 20% of the shares available for issuance under the Omnibus Stock Incentive Plan (approximately 1,927,052 under the current plan) may be used to make awards other than stock options.

(3)	Represents options to purchase Common Stock granted pursuant to certain individual stock option agreements described below.
     Individual Stock Option Agreements. On January 2, 2001, the Company awarded each of Randall J. Hogan (currently the Company’s Chairman and Chief Executive Officer) and Winslow H. Buxton (former Chairman of the Board effective April 30, 2002) an option to purchase 48,000 shares of Common Stock pursuant to individual stock option agreements. These options have an exercise price of $11.375 per share. The options awarded Randall J. Hogan vested in three equal annual installments, commencing one year after the date of grant. The options awarded to Winslow H. Buxton became fully vested and exercisable on April 30, 2001, and Mr. Buxton exercised all 48,000 options in 2004. In addition, on February 27, 2002, the Company awarded Mr. Buxton an option to purchase 364,000 shares of the Common Stock pursuant to an individual stock option agreement in lieu of any compensation, fees or other benefits to which Mr. Buxton would have otherwise been entitled as a non-employee member of the Board. This option was granted at an exercise price of $19.5391 per share and became fully vested in February 2005. Mr. Buxton exercised 242,666 options in 2004 and the remainder of all such outstanding options in 2005. With respect to all option grants described in this paragraph, the options expire 10 years after the date of grant and the exercise price of the options was the closing price of Common Stock on the date of grant. If a “Change in Control” (as defined in the Company’s Key Executive Employment and Severance Agreements) of the Company occurs, then all the options not yet exercised become immediately exercisable. All share numbers and per share amounts described in this section have been changed to reflect the Company’s 2-for-1 stock split in 2004.
     Burn Rate. Our three-year average burn rate is approximately 2.77% when calculated using the guidelines published by Institutional Shareholder Services (ISS). Under ISS guidelines, the “burn-rate” is the total number of equity awards granted in any given year divided by the number of common shares outstanding, with a premium applied to grants of restricted stock. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by the Company.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee is responsible for assisting the Board with oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements and internal control over financial reporting, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory financial and accounting requirements, the independence and qualifications of the Company’s external auditor and the performance of the Company’s internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor. The Audit Committee’s charter can be found at: www.pentair.com/audit.html.
     The Board has determined that all of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules for independence of Audit Committee members. The Audit Committee held 10 meetings in 2005. The Audit Committee has the opportunity to meet in executive session, without management present, and with the independent registered public accounting firm, without management present, and did so at least once during 2005.
     The Audit Committee has (a) reviewed and discussed the Company’s audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP; (b) reviewed and discussed with management, the internal auditors and Deloitte & Touche LLP the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the reports by management and Deloitte & Touche LLP on the Company’s internal control over financial reporting; (c) discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61; (d) received from the Company’s independent registered public accounting firm disclosures regarding the independence of such firm in accordance with Independence Standards Board Standard No. 1 and discussed with the Company’s independent registered public accounting firm such firm’s independence; and (e) considered whether the level of non-audit services provided by Deloitte & Touche LLP is compatible with maintaining the independence of its independent registered public accounting firm.
     Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s 2005 Annual Report on Form 10-K for filing with the SEC. In addition, available members of the Audit Committee reviewed the Company’s 2005 quarterly results prior to public release.
     The Audit Committee also reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditor. Any permitted non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2005. Responsibility for this pre-approval may be delegated to one or more members of the Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
Audit Committee
Ronald L. Merriman, Chair
Glynis A. Bryan
Augusto Meozzi
Karen E. Welke

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2006
     Deloitte & Touche LLP, certified public accountants, has been the independent registered public accounting firm for the Company since 1977. The Audit Committee has selected Deloitte & Touche LLP to continue as the Company’s independent registered public accounting firm for 2006. The Board requests that the shareholders ratify such appointment. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee will make another appointment effective for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at anytime it believes such change would be in the best interests of the Company and its shareholders.
     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2004 and 2005, is set forth below.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of
Deloitte & Touche LLP.
INDEPENDENT AUDITOR FEES
     During fiscal year 2005, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), provided various audit, audit-related, tax and other permitted non-audit services to the Company as follows (in thousands):

			2005	2004
a	)	Audit fees, including aggregate fees for the audits of the Company’s annual financial statements and the effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, statutory audits and review of SEC filings	$3,343	$3,347
b	)	Audit-related fees, with respect to acquisitions and divestitures, systems internal control assessments, employee benefit plan audits, accounting research and certain other attest services	395	598

		Total audit and audit-related fees	3,738	3,945

c	)	Tax fees, relating to tax consulting and tax return preparation	1,176	1,673
d	)	All other fees, relating to with respect to 2004, actuarial services provided prior to May 2004 and, with respect to 2005, miscellaneous services	72	402

		Total fees paid to Deloitte Entities	$4,986	$6,020

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms furnished to the Company and written representations from the Company’s officers and directors, the Company believes that all of its directors and officers complied on a timely basis with Section 16(a) filing requirements for the fiscal year ended December 31, 2005.
FUTURE PROPOSALS
     The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the SEC is November 15, 2006. A shareholder who otherwise intends to present business at the 2007 Annual Meeting must comply with the requirements set forth in the Company’s By-Laws. The By-Laws state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the By-Laws to the Secretary of the Company not less than 45 days nor more than 70 days prior to the first annual anniversary of the date the Company first mailed its proxy statement to shareholders in connection with the immediately preceding annual meeting. Accordingly, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by January 30, 2007. If the notice is received after January 30, 2007, then the notice will be considered untimely and the Company is not required to present such proposal at the 2007 Annual Meeting. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2007 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to the Company at its principal executive offices: 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Corporate Secretary.
APPOINTMENT, REVOCATION AND VOTING OF PROXY
     Shareholders whose shares are registered directly with the Company’s transfer agent can appoint a proxy by telephone, by Internet or by mailing their signed proxy card in the enclosed envelope. Please refer to the instructions included on the accompanying proxy to vote by proxy. Shareholders who hold shares in street name through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholders must bear.
     Any shareholder giving a proxy may revoke it prior to its use at the meeting by (1) delivering a written notice expressly revoking the proxy to the Secretary at the Company’s offices, (2) signing and forwarding to the Company at its offices a later dated proxy or (3) attending the Annual Meeting and casting his or her votes personally.
     A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote on the election of directors and other proposals presented to shareholders and present in person or by proxy at the Annual Meeting is required for the election to the Board of each director nominee and for approval of such proposals. Pursuant to Minnesota law and the Company’s Articles of Incorporation, abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.
     Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the directors and the other proposals set forth in this Notice of Annual Meeting of Shareholders. As to any other business that may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other business.

SOLICITATION AND VOTE TABULATION
     The cost of soliciting proxies and the notices of the meeting, including the preparation, assembly and mailing of proxies and this statement, will be borne by the Company. In addition to this mailing, proxies may be solicited personally or by telephone or electronic communication by regular employees of the Company. Assistance in the solicitation of proxies is also being rendered by Morrow & Co., 470 West Avenue, Stamford, Connecticut, at a cost to the Company of $7,000, plus expenses. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions, for which the Company will reimburse such organizations for their expense in so doing and will pay all costs of soliciting the proxies. Votes are tabulated by the Company’s stock transfer agent, Wells Fargo Bank, N.A.
2005 ANNUAL REPORT ON FORM 10-K
     Any security holder wishing to receive, without charge, a copy of the Company’s 2005 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Corporate Secretary.
REDUCE DUPLICATE MAILINGS
     To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address.
     If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.
     If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.

APPENDIX A
PENTAIR, INC.
CORPORATE GOVERNANCE PRINCIPLES
Selection and Composition of the Board
1) Board Membership Criteria
The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Recognizing that the contribution of the Board will depend not only on the character and capacities of the Directors taken individually, but also on their collective strengths, the Board should be composed of:
a.	Directors chosen with a view to bringing to the Board a variety of experience and background;

b.	Directors who will form a central core of business executives with financial expertise;

c.	Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example;

d.	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies;

e.	At least one Director who has the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission; and

f.	A majority of Directors who are Independent (as defined below).
The Governance Committee and the full Board believe the following minimum qualifications must be met by a Director nominee to be recommended by the Governance Committee to the full Board:
a.	each Director should be chosen without regard to sex, race, religion or national origin.

b.	each Director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

c.	each Director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

d.	each Director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

e.	each Director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

f.	each Director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency and be committed to enhancing long-term shareholder value.
2) Selection and Orientation of New Directors
The Board itself is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Governance Committee, which recommends to the Board the names of qualified candidates to be nominated for election or re-election as Directors in accordance with the criteria set forth in these Corporate Governance Principles and the Governance Committee Charter. The Board and the Company have implemented an orientation process for new Directors that includes background material, meetings with senior management and visits to Company facilities.
The Governance Committee will consider persons recommended by shareholders to become nominees for election as Directors in accordance with the criteria set forth in these Corporate Governance Principles. Recommendations for consideration by the Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by shareowners.
3) Extending the Invitation to a Potential Director to Join the Board
The invitation to join the Board should be extended by the Board itself via the Chairman of the Board and Chief Executive Officer of the Company, together with an independent director, when appropriate.
Board Leadership
4) Selection of Chairman and Chief Executive Officer
The By-Laws of the Company permit the Chairman of the Board and the Chief Executive Officer to be the same or different persons. The Board is free to make this choice in any way that the Board deems to be in the best interests of the Company and its shareholders.
Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-employee Directors or be an employee.
Board Composition and Performance
5) Size of the Board
The Board is limited to ten members by the By-Laws of the Company. The consensus of the Board is that this is an appropriate size. Any change to the size of the Board would require an amendment to the By-Laws of the Company in such a way that shareholder approval of that change would be required.
6) Mix of Management and Independent Directors
At least a majority of the Board shall be Independent Directors. The Board believes that management should encourage executive officers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Executive officers other than the Chief Executive Officer currently attend portions of Board meetings on a regular basis even though they are not members of the Board.
7) Board Definition of What Constitutes Independence for Directors
For a Director to qualify as “Independent”:
a.	The Board of Directors must affirmatively determine that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company) that would prevent the Director from acting independently of management of the Company, taking into account all relevant facts and circumstances. The Board shall consider both from the standpoint of the Director and from the standpoint of the persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

b.	Presently and within the immediately preceding three (3) year period:
(i)	the Director shall not be or have been an employee of the Company or any affiliate of the Company, other than as interim CEO or Chairman; an Immediate Family Member shall not be an executive officer of the Company or any affiliate of the Company;

(ii)	the Director shall not be or have been affiliated with or employed by a present or former (during the immediately preceding three (3) year period) internal or external auditor of the Company; an Immediate Family Member shall not be or have been affiliated with or employed in a professional capacity by a present or former (during the immediately preceding three (3) year period) internal or external auditor of the Company;

(iii)	neither the Director nor an Immediate Family Member shall be or have been employed (during the immediately preceding three (3) year period) as an executive officer of another company where an executive officer of the Company serves on the compensation committee of such other company;

(iv)	the Director shall not be an executive officer or an employee of another company (A) that accounts for at least $1 million or two percent (2%), whichever is greater, of the Company’s consolidated gross revenues or (B) for which the Company accounts for at least $1 million or two percent (2%), whichever is greater, of such other company’s consolidated gross revenues; an Immediate Family member shall not be an executive officer of another company (A) that accounts for at least $1 million or two percent (2%), whichever is greater, of the Company’s consolidated gross revenues or (B) for which the Company accounts for at least $1 million or two percent (2%), whichever is greater, of such other company’s consolidated gross revenues; or

(v)	neither the Director nor an Immediate Family Member shall receive or have received more than $100,000 per year during the immediately preceding three (3) year period in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation, so long as such compensation is not contingent in any way on continued service).
c.	For purposes of the independence determination,

“Immediate Family Member” includes a Director’s spouse, parents, children, siblings, mothers and father-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone who shares the same home as such Director (other than domestic employees).

“Company” includes any parent or subsidiary in a consolidated group with the Company.”
8) Former Chairman/Chief Executive Officer’s Board Membership
The Board believes this is a matter to be decided in each individual instance. When a Chairman of the Board or Chief Executive Officer resigns from that position, he or she shall submit his or her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter to be determined by the Governance Committee and the Board. A former Chairman or Chief Executive Officer serving on the Board will not be considered an independent Director.
9) Directors Who Change Their Present Job Responsibility
When a Director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the Director shall tender a letter of resignation for the Governance Committee to consider. The Committee will review whether the new occupation, or retirement, of the Director is consistent with the specific rationale for originally selecting that individual and the guidelines for Board membership. The Committee will recommend to the Board any action to be taken in connection therewith.
All Directors are encouraged to limit the number of other boards (excluding non-profits) on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. In order to permit more effective participation by every Director, the Board has determined to limit the number of Boards of Directors on which any Director may sit to four Boards in addition to the Company’s. All Directors shall advise the Chief Executive Officer, the Chairman of the Board and the Chairman of the Governance Committee in advance of accepting an invitation to serve on another board or the audit committee of another board. The Company will review any potential conflicts of interest or other matters that may affect the Director’s independence and advise the Chairman of the Governance Committee as to the results of the review. The Chairman of the Governance Committee will confirm suitability of the proposed directorship or audit committee membership with the Director prior to his or her acceptance of the position. If a Director desires to accept a position on the Board or the audit committee of another public company, that Director must confirm to the Board of the Company that he or she has the time and the capability, notwithstanding the new position, to fulfill his or her responsibilities as a Director of the Company.
10) Term Limits
The Board has not adopted term limits for non-employee Directors.
11) Election of Directors Following Appointment
The Board may, but need not, appoint Directors at any time to fill vacancies on the Board. Pentair’s Articles of Incorporation require that each appointed Director must stand for election at the next succeeding annual meeting of shareholders for the remaining term of the class of Directors to which he or she was appointed.

12) Retirement Age
A Director must retire at the first annual meeting of the Company’s shareholders immediately following such Director’s 70th birthday.
13) Board Compensation and Stock Ownership Guidelines
It is appropriate for the staff of the Company to report once a year to the Governance Committee the status of the Pentair Board compensation in relation to its peers and the targeted comparable companies. As part of a Director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director’s compensation should be provided and held in stock options and/or common stock units. Within five years after election, Directors are expected to acquire and hold Company stock or stock equivalents having a value equal to five times the annual retainer for Directors.
Compensation for non-employee Directors and Committee chairpersons shall be consistent with the market practices of other reasonably comparable companies, but shall not be at a level or in a form that would call into question the Board’s objectivity. Directors who are employees of the Company will receive no additional compensation for serving as a Director of the Company.
Changes in Board compensation, if any, should come at the suggestion of the Governance Committee, but with full discussion and concurrence by the Board.
14) Executive Sessions of Independent Directors
The non-management Directors of the Board will meet in Executive Session at each regular and special meeting of the Board. If the non-management Directors include directors who are not Independent Directors, then the Independent Directors will meet at least once a year in Executive Session including only Independent Directors. Executive Sessions will be chaired by the Lead Director selected by the Board.
15) Assessing the Board’s Performance
The Governance Committee is responsible to report annually to the Board an assessment of the Board’s performance. In addition, each Committee is responsible to report annually to the Board an assessment of that Committee’s performance. These assessments will be discussed with the full Board, which will evaluate whether the Board and its committees are functioning effectively. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.
These assessments should be of the Board’s contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made in order to increase the effectiveness of the Board.
16) Director Continuing Education
All Directors are encouraged to attend appropriate director continuing education programs. The fees for such programs, and reasonable travel and out-of-pocket expenses, will be paid by the Company to the extent not paid or reimbursed by any other organization.
Responsibilities of the Board
17) Responsibilities and Duties
The primary responsibility of the Board is to oversee the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve and all meetings of shareholders. In addition to its general oversight of management, the Board (either directly or through its committees) also performs a number of specific functions, including:
a.	Representing the interests of the Company’s shareholders in maintaining and enhancing the success of the Company’s business, including optimizing long-term returns to increase shareholder value;

b.	Selecting, evaluating and compensating a well-qualified Chief Executive Officer of high integrity, and overseeing Chief Executive Officer succession planning;

c.	Providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

d.	Reviewing, approving and interacting with senior management with respect to the Company’s fundamental financial and business strategies and major corporate actions, including strategic planning, management development and succession, operating performance and shareholder returns;

e.	Assessing major risks facing the Company and reviewing options for their mitigation;

f.	Ensuring processes are in place for maintaining the integrity of the Company, the integrity of its financial statements, the integrity of its compliance with law and ethics, the integrity of its relationships with customers and suppliers and the integrity of its relationships with other stakeholders; and

g.	Providing general advice and counsel to the Chairman of the Board, Chief Executive Officer and other senior management personnel.
18) Board Access to Independent Advisors
Directors are authorized to retain and consult with independent advisors, as is necessary and appropriate, without consulting management.
19) Shareholder Communications with Directors
Shareholders and other interested parties may communicate with the full Board, non-management Directors as a group or individual Directors, including the Lead Director, if any, or the Director who chairs Executive Sessions, by providing such communication in writing to the Company’s Secretary, who will directly provide such communication to the full Board or specified Directors, as the case may be.
Board Relationship to Senior Management
20) Regular Attendance of Non-Directors at Board Meetings
Senior management non-Board members may attend the meetings of the Board at its discretion. In addition, the Board may request the attendance of other individuals as necessary or appropriate.
21) Board Access to Senior Management
Board members have complete access to the Company’s management. Board members will use their judgment to be sure that this contact is not distracting to the business operation of the Company.
Furthermore, the Board encourages the management to, from time to time, bring managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.
Meeting Procedures
22) Selection of Agenda Items for Board Meetings
The Chairman of the Board will establish the agenda for each Board meeting in consultation with the Lead Director. Each Board member is free to request the inclusion of additional items on the agenda.
23) Board Materials Distributed in Advance
Information and data that is important to the Board’s understanding of the business will be distributed in writing to the Board before the Board meets with reasonable time provided for review.
24) Board Presentations
As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board members are adequately informed and prepared and discussion time focused on questions that the Board has about the material.
Committee Matters
25) Number, Structure and Independence of Committees
From time to time, the Board may want to form a new committee or disband a current Committee depending upon the circumstances. The current four committees are Audit and Finance, Compensation, Governance, and International. The Audit and Finance, Compensation and Governance committees shall be composed solely of Independent Directors.

26) Assignment and Rotation of Committee Members
The Governance Committee is responsible, after consultation with the Chairman of the Board and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.
It is the sense of the Board that consideration should be given to rotating Committee members periodically, but the Board does not believe that such a rotation should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Director’s committee membership for a longer period.
Any Board member is welcome to attend the meetings of any Committee of the Board, whether or not a member of such Committee.
27) Frequency and Length of Committee Meetings
The Committee Chair, in consultation with committee members, will determine the frequency and length of the meetings of the Committee.
28) Committee Agenda
The Chair of the Committee, in consultation with the appropriate members of the Committee and management, will develop the Committee’s agenda.
Leadership Development
29) Formal Evaluation of the Chairman and the Chief Executive Officer
The Compensation Committee and the other Independent Directors shall make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chair of the Compensation Committee. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation will be used by Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.
30) Succession Planning
The Governance Committee and the Chief Executive Officer will provide to the Board an annual report on succession planning.
There should also be available to the Governance Committee, on a continuing basis, the Chief Executive Officer’s recommendation as a successor should the Chief Executive Officer be unexpectedly disabled. If such a vacancy occurs, the Governance Committee shall recommend a successor, whether interim or permanent, to the Board.
* * *
Nothing in these Corporate Governance Principles is intended to expand the fiduciary duty or other legal obligations of Board members or officers of the Company beyond those provided for under applicable law or regulation.

PLEASE SIGN AND RETURN PROMPTLY TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 4, 2006
     The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 6, 2006, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, May 4, 2006, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.
1.	ELECTION OF DIRECTORS:
☐	FOR all nominees listed below except those I have struck by a line through their names.

☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

01 Charles A. Haggerty	02 Randall J. Hogan	03 David A. Jones
(continued on reverse side)

(continued from reverse side)
2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm of the company for 2006 ☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

Signature

Signature if held jointly

Dated: , 2006
THIS CARD MUST BE DATED.
(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 4, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 6, 2006 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, May 4, 2006, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
     Furthermore, if I am a participant in the Pentair, Inc. Employee Stock Ownership Plan (Pentair ESOP), I hereby direct Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, May 4, 2006, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Pentair ESOP as of March 6, 2006. I understand that my vote must be received by Wells Fargo Bank, N.A., acting as tabulation agent for the Pentair ESOP Trustee, by April 27, 2006. If it is not received by that date, or if the voting instructions are invalid, the shares held in my account will be voted by Fidelity Management Trust Company, in the same proportion that the other participants direct them to vote shares allocated to their accounts.
See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ××× EASY ××× IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/pnr/ — QUICK ××× EASY ××× IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Pentair, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
â Please detach here â
THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

1.	Election of directors:	01 Charles A. Haggerty 02 Randall J. Hogan	03 David A. Jones	☐	Vote FOR all nominees (except as marked)		☐	WITHHELD AUTHORITY to vote for all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm of the company for 2006			☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof					.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date , 2006
Address Change? Mark Box		☐ Indicate changes below:			THIS CARD MUST BE DATED.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY TO REDUCE
SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 4, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     As a participant in the Pentair, Inc. International Employee Stock Purchase and Bonus Plan (Plan), I hereby appoint Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. allocated to my account in the Plan as of March 6, 2006, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, May 4, 2006, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
See reverse for voting instructions.

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #
VOTE BY INTERNET — http://www.eproxy.com/pnr/ — QUICK ××× EASY ××× IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2006.

•	Please have your proxy card available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Pentair, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet, please do not mail your Proxy Card
â Please detach here â
THE BOARD RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

1.	Election of directors:	01 Charles A. Haggerty 02 Randall J. Hogan	03 David A. Jones	☐	Vote FOR all nominees (except as marked)		☐	WITHHELD AUTHORITY to vote for all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm of the company for 2006			☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date , 2006
Address Change? Mark Box		☐ Indicate changes below:			THIS CARD MUST BE DATED.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.